EXHIBIT 10.2

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of August 30, 2022, is made by and among Minority Equality Opportunities Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Minority Equality Opportunities Acquisition Inc., a Delaware corporation (“MEOA”), and Digerati Technologies, Inc., a Nevada corporation (the “Company”). The Sponsor, MEOA and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, MEOA, the Company and certain other Persons party thereto are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, the Sponsor will (a) vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby, (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of MEOA or any other anti-dilution or similar protection with respect to all of the MEOA Class B Shares, such that the MEOA Class B Shares will convert into MEOA Class A Shares at the Closing on a one-to-one basis, (c) subject certain of the MEOA Class B Shares currently held by it to potential forfeiture, (d) forfeit certain redeemable warrants owned by it and that are exercisable to purchase 3,776,500 MEOA Class A Shares (the “Sponsor Warrants”), and (e) execute a customary lock-up agreement with respect to any MEOA Class A Shares received by the Sponsor in connection with the consummation of the Merger and those MEOA Class A Shares issuable upon exercise of the Sponsor Warrants.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.  Agreement to Vote. The Sponsor hereby agrees to vote at any meeting of the shareholders of MEOA, and in any action by written resolution of the shareholders of MEOA, all of the Sponsor’s MEOA Class B Shares (together with any other Equity Securities of MEOA that the Sponsor holds of record or beneficially, as of the date of this Agreement, or of which it acquires record or beneficial ownership after the date hereof, collectively, the “Subject Equity Securities”) in favor of the Transaction Proposals.

2.  Waiver of Anti-dilution Protection. The Sponsor hereby (a) waives any rights to adjustment or other anti-dilution protections, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of MEOA, and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections, in each case with respect to the rate that the MEOA Class B Shares held by it convert into MEOA Class A Shares in connection with the transactions contemplated by the Business Combination Agreement, such that the MEOA Class B Shares held by it will convert into MEOA Class A Shares at the Closing on a one-to-one basis.

3.  Forfeiture of Founder Shares and Sponsor Warrants.

(a)  General. The Parties hereby acknowledge that, as of the date of this Agreement, the Sponsor beneficially owns an aggregate of 3,162,500 MEOA Class B Shares (the “Founder Shares”) which it acquired pursuant to that certain Securities Subscription Agreement dated April 21, 2021 by and between the Sponsor and MEOA, and Sponsor Warrants exercisable to purchase 5,395,000 MEOA Class A shares, which it acquired pursuant to that certain Private Placement Warrants Purchase Agreement dated as of August 25, 2021 by and between the Sponsor and MEOA.

(b)  Forfeiture of Shares. The Sponsor hereby agrees that, upon the Closing of the transactions contemplated by the Business Combination Agreement, the Sponsor shall automatically forfeit and surrender to MEOA, for no consideration for such forfeiture and surrender and without the need for any further action on the part of the Sponsor or any other Party, a number of Founder Shares as is equal to the product obtained by multiplying (i) if the Net Closing Cash (as defined below) is within a range set forth in one of the rows under the column entitled “Net Closing Cash” in the table set forth on Schedule A attached hereto, the percentage set forth in the corresponding row of such table under the column entitled “Percentage Forfeited”, by (ii) the total number of Sponsor Shares beneficially owned upon closing (and prior to giving effect to any transfer or contribution of Founder Shares as contemplated by the last sentence of this Section 3(b)). Following the forfeiture and surrender of any Founder Shares pursuant to this Section 3(b), such Founder Shares shall be deemed to be cancelled and no longer outstanding. Notwithstanding the foregoing and for the avoidance of doubt, in the event that the Sponsor transfers any Founder Shares to potential investors in a private placement of the securities of either MEOA or the Company to close on or prior to the Closing Date (the “PIPE”) as compensation for such investors participating in the PIPE, or the Sponsor otherwise contributes any Founder Shares to a PIPE or similar capital raising transaction, then the aggregate number of Founder Shares subject to forfeiture by the Sponsor pursuant to this Section 3(c) shall be reduced, on a one-for-one basis, by the number of Founder Shares so transferred and/or contributed.

(c) Net Closing Cash. For purposes of this Agreement, “Net Closing Cash” is defined as an amount of cash, as determined immediately prior to the Closing of the transactions contemplated by the Business Combination Agreement, calculated as follows: Cash in Trust in MEOA’s Trust Account (the “Trust Account”), gross of redemptions, plus (x) the amount of any third party investments that are made into MEOA at or about the time of the Closing of the transactions contemplated by the Business Combination Agreement, (y) any cash that is in the operating account of MEOA, and (z) fifty percent (50%) of the net proceeds received as a result of the issuance by the Company of its securities in connection with the Closing of the transactions contemplated by the Business Combination Agreement, if any, and minus (1) the aggregate amount of all redemptions from the Trust Account, (2) repayment to the Sponsor of any loans that have been made by the Sponsor (or its affiliates) to MEOA, (3) the payment of expenses that are payable by MEOA, and (4) fifty percent (50%) of the cash portion of the fee payable for the fairness opinion delivered to the Board of Directors of MEOA in connection with the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt: (A) amounts paid in stock will not be included in Net Closing Cash; (B) cash on the balance sheet of the Company will not be included in Net Closing Cash; (C) Net Closing Cash will not include cash transaction expenses of the Company; and (D) the loan(s) from the Sponsor include extension fees and working capital loan(s).

(d) Forfeiture of Warrants. The Sponsor hereby agrees that, upon the Closing of the transactions contemplated by the Business Combination Agreement, the Sponsor shall automatically forfeit and surrender to MEOA, for no consideration for such forfeiture and surrender, and without the need for any further action on the part of the Sponsor or any other Party, Sponsor Warrants exercisable in the aggregate to purchase 3,776,500 MEOA Class A Shares.

4. Lock Up. The Sponsor hereby agrees, in connection with closing of the Merger, to execute a customary lock-up agreement with respect to any MEOA Class A Shares received by the Sponsor in connection with the Merger and the Class A Shares issuable upon exercise of the Sponsor Warrants, which agreement shall terminate no later than 180 days from the Closing (such 180-day period, the “Lock-Up Period”).

5.  No Transfers. The Sponsor hereby agrees that, except as provided in that certain letter agreement dated as of August 25, 2021, by and among MEOA, the Sponsor and certain other parties thereto (the “Insider Letter”), and except for any Transfers that may be effected so as to generate funds that the Sponsor will provide to the Company and/or MEOA prior to the Effective Time, and subject to the term of the Lock-Up Period, it shall not, directly or indirectly, effect any Transfers (as defined in the Insider Letter) of MEOA Class B Shares, the Sponsor Warrants or the Class A Shares issuable upon exercise of the Sponsor Warrants from the date hereof until the Expiration Time, provided, that the transferee of any Transfer permitted by the Insider Letter or that may otherwise be permitted pursuant to this Agreement, must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

6.  Other Covenants. During the period commencing on the date hereof and ending on the earlier to occur of (a) the Effective Time and (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 7.1 thereof (the “Expiration Time”), the Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3 (a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor is directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to MEOA as if the Sponsor is directly party thereto.

7.  Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement.

8.  No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto (but subject to the terms and conditions set forth therein), each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any MEOA Non-Party Affiliate (other than the Sponsor, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the MEOA Non-Party Affiliates (other than the Sponsor, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9.  Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of the Subject Equity Securities, and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any MEOA Party or as an officer, employee or fiduciary of any MEOA Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such MEOA Party.

10.  No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11.  Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Minority Equality Opportunities
Acquisition Sponsor, LLC

By:	/s/ Kurt Kalbfleisch
	Name:	Kurt Kalbfleisch
	Title:	Co-Manager

Minority Equality Opportunities Acquisition Inc.

By:	/s/ Shawn D. Rochester
	Name:	Shawn D. Rochester
	Title:	President & CEO

Digerati Technologies, Inc.

By:	/s/ Arthur L. Smith
	Name:	Arthur L. Smith
	Title:	President & CEO

[Signature Page to Sponsor Letter Agreement]

SCHEDULE A

Forfeiture of Founder Shares

Net Closing Cash	Percentage Forfeited
$35,000,000 or more	0.0%
$34,999,999 - $20,000,000	4.0%
$19,999,999 - $18,000,000	8.0%
$17,999,999- $16,000,000	12.0%
$15,999,999 - $14,000,000	16.0%
$13,999,999 - $12,000,000	20.0%
$11,999,999 - $10,000,000	24.0%
$9,999,999 - $8,000,000	28.0%
$7,999,999 - $6,000,000	32.0%
$5,999,999 - $4,000,000	36.0%
$3,999,999 - $2,000,000	40.0%
$1,999,999 - $0	44.0%

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